Exhibit 99.1
PRESS RELEASE

Date:	July 18, 2007
Company:	National Bancshares Corporation
112 West Market Street
Orrville, Ohio 44667
Contact:	David C. Vernon
President and CEO
Phone:	330.682.1010
Fax:	330.684.2154
First National Bank Names Thomas M. Fast Senior Vice President and Senior Loan Officer
Orrville, Ohio — First National Bank is pleased to announce that Thomas M. Fast has been elected to serve as Senior Vice President and Senior Loan Officer. Mr. Fast is responsible for business development and management of all bank lending activities. “Tom has more than 17 years banking experience and we are delighted he has joined our Bank,” said David C. Vernon, President and CEO. Mr. Kropf, Chairman added, “Mr. Fast will strengthen our management team as we continue the process of building and strengthening First National Bank.”
Fast holds a master’s in business administration and bachelor’s degrees in industrial management from Kent State University. He began his career with Bank One where he served as a commercial lender for eight years. He then became Senior Vice President in the syndications department of KeyBank for eight years. Most recently, as Vice President and Commercial Lender at Wayne County National Bank (now National City) he was responsible for loans and new business development in Wayne County.
Mr. Fast currently serves as treasurer of Wooster Montessori School and president and treasurer of The Muscular Disease Society, a United Way of Cleveland agency. He resides in Wooster with his wife Dr. Debra Fast and their two children Kaitlyn and Cameron.
National Bancshares Corporation’s subsidiary, First National Bank, is headquartered in Orrville, Ohio, with fourteen banking offices located in Orrville, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Massillon, Lodi and Seville.